Exhibit 4.2

wework

MODIFICATION OF MEMBERSHIP CONTRACT

MR. CLEMENTE AGUILAR

We reviewed the modification to your Membership Contract as follows:

Should you have any comment or question, do not hesitate to contact us a WE-EX-29370@wework.com

By means of this document, reference is made to the WeWork Membership contact between WeWork Mexico, S.de R.L. de C.V. (WeWork”) and Freighy Hub Mexioc, SA de CV dated December 17, 2019, including the Format continating information on your members and other modifications to same (the “Contract”). The capitalized terms not defined in this medication will have the meaning attributed to them in the Contract.

MAIN MEMBER INFORMATION

Freight Hub México, SA de CV

Main member: Clemente Aguilar

XXXX.XXXX@fr8hub.com

+5281XXXXXXX

DETAILS SURROUNDING MODIFIED MEMBERSHIP

WeWork Constitution Avenue 250

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Actual offices

40W110 – 56 person office

Membership Fee

$xxx,xxx / month + VAT as of November 01, 2021

Obligatory Term

Start date : November 01, 2021

End date : October 31, 2022

Notification period (for early termination of Obligatory Term)

3 months.

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40-112- 4 person office

Membership Fee

$xxx,xxx / month + VAT as of November 01, 2021

Obligatory Term

Start date : November 01, 2021

End date : October 31, 2022

Notification period (for early termination of Obligatory Term)

2 months.

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40-111- 2 person office

Membership Fee

$xxx,xxx / month + VAT as of November 01, 2021

Obligatory Term

Start date : November 01, 2021

End date : October 31, 2022

Notification period (for early termination of Obligatory Term)

2 months.

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MEMBERSHIP FEE SUMMARY

[Table summarizing dates, fees and discounts]

ANNUAL PRICE INCREASE

On each anniversary of the start date of the office, the membership fee will be subject to an automatic increase over the membership fee for that time equal to the greater of (i) three point five percent (3.5%) or (ii) the percentage of the National Consumer Price Index published by the National Institute of Statistics and Geography (INEGI) for the previous period of twelve (12) months plus half of one percent (0.5%).

This modification could alter the date on which the membership fee of the associated company is increased monthly, but in no case will it be will produce a date before the next start date of the Contract.

In the event of inconsistencies between the Agreement and this Modification, the terms of the latter will prevail. Likewise, the parties agree that, except as amended herein, the Agreement remains intact, including any annual increases to the membership fee established therein.

By electronically signing this Modification, you represent that you have the appropriate authority to sign it on behalf of Freight Hub México, SA de CV and contracts the obligations described therein on behalf of Freight Hub México, SA de CV.

Community Manager Signature	Electronic Signature
Laura Santos	Clemente Aguilar
WeWork Mexico, S. de R.L. de C.V.	Freight Hub México, SA de DV
Signed on October 29, 2021

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We Work
WeWork Mexico, S. de R.L. de C.V.
Miguel Hidalgo 2404, Centro	01 55 8526 1230
Monterry, Nuevo Leon, 64000, Mexico	WE-MX-29370@wework.com
VAT: AAS150925V88

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Modification to WeWork Membership Contract